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                                                                    EXHIBIT 99.9
                     CAL FED BANCORP INC. AND SUBSIDIARIES
                FINANCIAL HIGHLIGHTS OF CONSOLIDATED OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                      FOR THE               FOR THE SIX
                                                                    MONTH ENDED            MONTHS ENDED
                                                                     JUNE 30,                JUNE 30,
                                                                 -----------------     ---------------------
                                                                  1996       1995        1996         1995
                                                                 ------     ------     --------     --------
Loans Originated and Purchased, gross:
Residential 1-4................................................  $184.8     $191.2     $1,322.6     $  987.4
Multi-family...................................................     3.2        2.9         13.4         18.8
Other mortgage loans...........................................     0.3         --          0.5          0.4
                                                                 ------     ------     --------     --------
Total mortgage loans...........................................   188.3      194.1      1,336.5      1,006.6
Other loans....................................................     7.4        8.6         49.3         50.6
                                                                 ------     ------     --------     --------
                                                                 $195.7     $202.7     $1,385.8     $1,057.2
                                                                 ======     ======     ========     ========
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
                                                                           JUNE 30, 1996          JUNE 30, 1995
                                                                        -------------------    -------------------
                                                          AVG. RATE     BALANCE     PERCENT    BALANCE     PERCENT
                                                          ----------    --------    -------    --------    -------
COMPOSITION OF DEPOSITS:
No minimum term -- checking:
  Tiered checking.......................................     1.17%      $  696.0       7.9%    $  790.9       8.4%
  Non-interest bearing commercial.......................       --          265.9       3.0        203.2       2.2
No minimum term -- savings:
  Passbook..............................................     2.21          459.3       5.2        535.3       5.7
  Money market savings..................................     3.66        1,264.9      14.3      1,261.5      13.5
Term:
  Less than 3 months....................................     4.41          118.4       1.4         92.6       1.0
  3 months to 6 months..................................     4.93          557.5       6.3        419.0       4.5
  7 months to 1 year....................................     5.28        2,371.0      26.8      2,890.7      30.8
  13 months to 2 years..................................     6.05        2,563.0      29.0      2,427.7      25.9
  25 months to 3 years..................................     5.65           63.7       0.7        125.4       1.3
  37 months to 4 years..................................     5.72           28.4       0.3         73.9       0.8
  49 months to 5 years..................................     6.32          179.7       2.0        215.1       2.3
  Over 5 years..........................................     7.11          276.4       3.1        332.9       3.6
                                                                        --------     -----     --------     -----
Total consolidated deposits.............................                $8,844.2     100.0%    $9,368.2     100.0%
                                                                        ========     =====     ========     =====
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
                                                                JUNE 30,                 DECEMBER 31,
                                                          ---------------------     -----------------------
SELECTED ASSET AND LIABILITY DATA AS OF:                    1996         1995         1995          1994
                                                          --------     --------     ---------     ---------
Total assets............................................  $14,045.4    $14,319.8    $14,320.6     $14,182.4
Cash and investments....................................   1,813.4      2,207.3       2,222.7       2,417.7
Mortgage-backed securities, net.........................   2,140.0      2,643.5       2,366.7       2,513.7
Loans, net..............................................   9,669.1      8,944.6       9,303.6       8,747.3
Deposits................................................   8,844.2      9,368.2       9,476.7       8,360.9
Borrowings..............................................   4,185.9      3,930.0       3,786.4       4,818.8
NON-PERFORMING ASSETS:
  REO...................................................  $   16.3     $   46.4     $    22.2     $    39.1
  Non-accrual loans/past due............................     166.7        179.8         206.3         178.2
  Restructured loans....................................       3.7           --           3.3           5.8
                                                          --------     --------     ---------     ---------
         Total non-performing assets....................  $  186.7     $  226.2     $   231.8     $   223.1
                                                          ========     ========     =========     =========
Ratio of non-performing assets to total assets:
  including restructured loans(1).......................      1.33%        1.58%         1.62%         1.57%
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
                                                                                       "AT" JUNE 30,
                                                                                    --------------------
                                                                                    1996            1995
                                                                                    ----            ----
WEIGHTED AVERAGE INTEREST RATES:
Yield on net loan portfolio.......................................................  7.70%           7.77%
Yield on mortgage-backed securities...............................................  6.72            6.80
Yield on other interest earning assets(2).........................................  5.58            6.17
  Yield on interest earning assets................................................  7.30            7.35
Cost of deposits(3)...............................................................  4.65            4.87
Cost of borrowings................................................................  5.59            6.33
  Cost of interest bearing liabilities............................................  4.95            5.30
Interest rate spread (yield on interest earning assets less cost of interest
  bearing liabilities)............................................................  2.35            2.05
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- - ---------------
(1) Represents the ratio of gross non-accrual loans, restructured loans and real estate acquired in settlement of loans to total assets.
(2) Consists of certificates of deposit, federal funds sold and investment securities.
(3) The cost of deposits has been impacted for hedging activities.

     The information contained herein is unaudited and subject to revision.

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